Exhibit 99

NEWS

P. O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE

For more information, contact:
TNP Enterprises, Inc.	Texas-New Mexico Power Company and First Choice Power, Inc.
Ted Babcock (516) 933-3105 email:tbabcock@tnpe.com	Valerie Smith – Media (817) 737-1360 email:vsmith@tnpe.com	Adam Carte – Investors (817) 377-5541 email:acarte@tnpe.com

TNP ENTERPRISES REPORTS 2003 RESULTS

     FORT WORTH, Texas, March 2 /PRNewswire-FirstCall/ — TNP Enterprises, Inc. (TNP) today announced a loss applicable to common stock of $40.3 million for the year ended December 31, 2003, as compared to income of $13.0 million for the comparable period in 2002.

     TNP’s two principal subsidiaries are First Choice Power, Inc. (First Choice) and Texas-New Mexico Power Company (TNMP).  Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the year ended December 31, 2003, and December 31, 2002:

TNP ENTERPRISES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Dollars in Thousands)

	2003			2002
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Operating
Revenues	$249,488	$695,300	$835,493	$303,907	$505,256	$687,371
Net Income
(Loss)	$25,282	$(13,278)	$(18,193)	$36,131	$26,040	$32,235
Income (Loss)
Applicable to
Common Stock	$25,282	$(13,278)	$(40,279)	$36,131	$26,040	$12,975
EBITDA *	$96,518	$(17,379)	$70,566	$103,987	$56,382	$153,473
Cash Flow from
(used in)
Operations	$68,445	$(9,151)	$32,358	$29,497	$16,591	$20,079
Debt Outstanding
as of
December 31	$423,626	0	$810,564	$360,052	0	$691,795

*	EBITDA is an acronym for earnings before interest, taxes, depreciation, amortization, and charge for recovery of stranded plant. EBITDA also excludes clawback expense. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating future financial results.

TNP’s Earnings

     TNP had a consolidated loss applicable to common stock of $40.3 million for the year ended December 31, 2003, which represents a $53.3 million decrease as compared with income of $13.0 million for the same period in 2002. The $53.3 million decrease was driven by a $39.3 million decrease in First Choice earnings and a $10.8 million decrease in TNMP earnings.  The First Choice decrease resulted primarily from:

•	lower gross profits of $140.6 million ($87.2 million after taxes) resulting from increased purchased power expenses due to higher natural gas prices during the period, and;

•	increased operations and maintenance costs of $14.4 million ($8.9 million after taxes) due to a higher reserve for uncollectible accounts receivables and increased personnel costs in First Choice’s customer service organization.

Partially offsetting these decreases were:

•	increased gross profits of $42.7 million ($26.5 million after taxes) from price-to-beat revenues driven by fuel factor rate increases, which were partially offset by lower revenues due to a decrease in the number of price-to-beat customers,

•	increased gross profits of $30.8 million ($19.1 million after taxes) attributable to increased revenues of $109.6 million from competitive customer acquisitions and higher rates, partially offset by an increase in purchased power quantities of $78.8 million due to the increase in competitive customers,

•	increased gross profits of $9.5 million ($5.9 million after taxes) due to a lower clawback expense accrual in 2003 compared to 2002, and;

•	increased gross profits of $4.2 million ($2.6 million after taxes) attributable to a resettlement of 2002 wholesale purchased power costs by ERCOT.

The $10.8 million decrease at TNMP is primarily attributable to a $15.7 million ($9.7 million after taxes) fuel reconciliation disallowance in Texas.  In addition, interest expense increased $7.1 million ($4.4 million after tax) in 2003 due to the issue of $250 million of Senior Notes as well as $3.1 million of charges associated with the termination of interest rate swaps.

EBITDA Results

     EBITDA for TNP was $70.6 million for the year ended December 31, 2003, which is $82.9 million lower as compared to the same period in 2002.  The $82.9 million decrease is primarily due to the variances described above, except for the effect of the clawback accrual and interest expense, which do not impact EBITDA.  Detailed below is a reconciliation of TNP consolidated Net Income (Loss) to EBITDA for the years ended December 31, 2003, and December 31, 2002:

Reconciliation of TNP Enterprises & Subsidiaries
Consolidated Net Income (Loss) to EBITDA
(Dollars in Millions)

	2003			2002
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated

Net Income (Loss)	$25.3	$(13.3)	$(18.2)	$36.1	$26.0	$32.2
Reconciling Items:
Interest charges	28.9	1.1	67.9	21.8	1.0	59.7
Income taxes	13.7	(8.7)	(11.3)	19.2	16.4	19.1
Depreciation,
amortiz. &
other	28.6	0.3	29.0	26.9	0.3	29.8
Clawback Accrual	---	3.2	3.2	---	12.7	12.7

EBITDA	$96.5	$(17.4)	$70.6	$104.0	$56.4	$153.5

Cash Flow from Operations

     TNP’s consolidated cash flow from operations was $32.4 million in 2003, which represents an increase of $12.3 million, as compared to cash flow from operations of $20.1 million for the same period last year.  The increase is driven by a $48.7 million decrease in cash flow in 2002 due to the termination of a factoring agreement at TNMP.  Excluding the impact of the terminated factoring agreement, TNP’s cash flow decreased by $36.4 million in 2003 as compared to the prior year.  The decrease is driven by higher purchased power costs of $155.3 million and increased payments to suppliers of $51.2 million primarily for transmission and distribution costs associated with competitive customers.  Partially offsetting these decreases were higher cash flows from sales of $181.1 million due primarily to First Choice’s acquisition of competitive customers, increases in the price-to-beat fuel factor and increases in competitive customer rates.

Changes in Cash and Debt Balances

     2003 financing activities at TNP, TNMP and First Choice have resulted in a higher consolidated balance of cash at December 31, 2003, when compared to December 31, 2002.  The balance of consolidated cash increased by $103.6 million, while consolidated debt increased $118.8 million.  Since the merger in April 2000, TNP has reduced its consolidated debt balance by a total of $85.7 million.

First Choice Customer Retention and Acquisitions

     When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice.  At December 31, 2003, First Choice served approximately 176,000, or 90 percent, of those customers. Additionally, First Choice serves approximately 58,000 residential and commercial competitive customers acquired since the competitive pilot project began in the second half of 2001.  With a total of approximately 234,000 residential and commercial customers at December 31, 2003, First Choice increased residential and commercial customers served since January 2002 by 39,000, or 20 percent.

EBITDA Guidance for 2004

Based on current expectations, management projects consolidated EBITDA will range between $165 million and $175 million for 2004.  The significant improvement as compared to 2003 consolidated EBITDA is primarily the result of the Constellation power supply agreement executed in October 2003.  The Constellation power supply agreement allows First Choice to lock in natural gas prices and thereby significantly minimize its exposure to price risk without the expense associated with the purchase of natural gas call options. For 2004, First Choice has secured supply to serve all of its forecasted commitments to existing competitive customers at fixed prices.  In addition, First Choice has secured supply for all of its forecasted commitments to price-to beat customers for the first nine months of 2004 at fixed prices. First Choice has secured supply to serve its forecasted commitments to price- to-beat customers in the last quarter of 2004 at prices that currently very with monthly natural gas prices.

To mitigate the risk of changes to monthly natural gas prices, First Choice has the ability to file with the Public Utility Commission of Texas to change the price-to-beat rate twice in 2004.  Additionally, the Constellation agreement is expected to meet First Choice’s credit needs related to settlement and mark-to-market exposure. Projected 2004 results could be adversely affected by a higher than expected loss of customers, milder than normal weather, and adverse regulatory rulings associated with the recovery of stranded costs, as well as other differences in projection assumptions.

     Additional information on 2003 results can be obtained from the TNP’s and TNMP’s Form 10-K’s on file with the Securities and Exchange Commission.

     On Friday, March 5, 2004, at 10:30 a.m. Central Time (11:30 a.m. Eastern Time), company officials will hold a conference call to review 2003 results. The conference call can be accessed by dialing 1-800-473-7793.  A taped playback of the call will be available until March 12, 2004, by calling 1-800-252-6030 and entering access code 22239641.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:  From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Although TNP believes that these forward looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements.  Some of those factors include, but are not limited to:  our ability to adapt to open market competition; the ability of First Choice to attract and retain customers as competition moves forward; the effects of accounting pronouncements that may be issued periodically; changes in regulations affecting TNP’s and TNMP’s businesses; decisions in connection with regulatory proceedings including Public Utility Commission of Texas (PUCT) Docket No. 29206, the stranded cost true-up proceeding of TNMP; insurance coverage available for claims made in litigation; general business and economic conditions, price fluctuations in the electric power and natural gas markets; collections experience; and other factors described from time to time in TNP’s and TNMP’s reports filed with the SEC.

SOURCE  TNP Enterprises, Inc.
   -0-                             03/02/2004
   /CONTACT:  Ted Babcock of TNP Enterprises, Inc., +1-516-933-3105, or
   tbabcock@tnpe.com ; or media, Valerie Smith, +1-817-737-1360, or
   vsmith@tnpe.com , or investors, Adam Carte, +1-817-377-5541, or
   acarte@tnpe.com , both of Texas-New Mexico Power Company and First Choice
   Power, Inc./
   /Web site:  http://www.tnpe.com /

CO:  TNP Enterprises, Inc.; Texas-New Mexico Power Company; First Choice
        Power, Inc.
ST:  Texas, New Mexico
IN:  OIL UTI
SU:  ERN CCA MAV ERP